Main Street Announces Fourth Quarter And Full Year 2013 Financial Results

Fourth Quarter 2013 Distributable Net Investment Income Per Share Increased to $0.60 Per Share

Full Year 2013 Distributable Net Investment Income Per Share Increased to $2.17 Per Share

Net Asset Value Per Share Increased 7% During 2013

HOUSTON, Feb. 27, 2014 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the fourth quarter and full year ended December 31, 2013.

Full Year 2013 Highlights

  Total investment income of $116.5 million, representing a 29% increase from 2012
  Distributable net investment income of $79.6 million (or $2.17 per share), representing a 29% increase from 2012 (1)
  Net investment income of $76.7 million (or $2.10 per share), after excluding $1.3 million of non-recurring, non-cash share-based compensation expense associated with the acceleration of the restricted shares of a retiring employee, representing a 29% increase from 2012
  Net asset value of $19.89 per share at December 31, 2013, representing an increase of $1.30 per share, or 7%, compared to $18.59 per share at December 31, 2012, or an increase of $2.10 per share, or 11%, after excluding the effect of the supplemental dividends paid in 2013 totaling $0.80 per share
  Paid regular monthly dividends totaling $1.86 per share during 2013, representing a 9% increase compared to the regular monthly dividends paid during 2012
  Paid supplemental cash dividends totaling $0.80 per share in 2013
  Estimated spillover taxable income (taxable income in excess of dividends paid) at December 31, 2013 of $43.6 million, or $1.09 per share
  Fully and partially exited four lower middle market ("LMM") portfolio equity investments, which along with other portfolio investment repayments and exits, resulted in an aggregate net realized gain on the investment portfolio of $6.9 million
  Completed $208.7 million in total LMM portfolio investments, including investments totaling $160.9 million in 10 new LMM portfolio companies, resulting in a diversified portfolio of 62 LMM companies at December 31, 2013
  Net increase in middle market portfolio investments of $116.7 million and 13 middle market companies, resulting in a diversified portfolio of 92 middle market companies at December 31, 2013
  Net increase in private loan portfolio investments of $40.0 million
  Completed a follow-on public equity offering at 159% of the then latest reported net asset value per share for approximately $131.5 million in total net proceeds
  Issued $92.0 million, including the underwriter's full exercise of the over-allotment option, in aggregate principal amount of 6.125% Notes due 2023 ("the 6.125% Notes")
  Amended and restated our credit facility (the "Credit Facility") to increase our total commitments to $445.0 million from $287.5 million at December 31, 2012, lower our interest rate to LIBOR plus 2.25%, provide the Credit Facility on a revolving basis for the full term and extend the term to five years, maturing in September 2018

Fourth Quarter 2013 Highlights

  Total investment income of $33.4 million, representing a 28% increase from the fourth quarter of 2012
  Distributable net investment income of $23.7 million (or $0.60 per share), representing a 26% increase from the fourth quarter of 2012 (1)
  Net investment income of $22.8 million (or $0.57 per share), representing a 26% increase from the fourth quarter of 2012
  Paid regular monthly dividends totaling $0.48 per share, or $0.16 per share for each of October, November and December 2013, representing a 7% increase compared to fourth quarter of 2012 dividends
  Declared regular monthly dividends totaling $0.495 per share for the first quarter of 2014, or $0.165 per share for each of January, February and March 2014, representing a 10% increase compared to first quarter of 2013 regular monthly dividends
  Paid a semi-annual supplemental cash dividend of $0.25 per share in December 2013
  Fully exited portfolio investment in Thermal and Mechanical Equipment, LLC ("TMEC"), realizing a gain of $10.8 million on the sale and a total internal rate of return of 42.6% and 3.1 times money invested on our debt and equity investment in TMEC
  Fully exited portfolio investment in Van Gilder Insurance Corporation ("Van Gilder"), realizing a total internal rate of return of 16.2% and 1.4 times money invested on our debt and equity investment in Van Gilder
  Completed $60.6 million in total LMM portfolio investments, including investments totaling $45.1 million in 3 new LMM portfolio companies, which after aggregate repayments on debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase in the total LMM portfolio investments of $42.4 million
  Net increase in middle market portfolio investments of $78.4 million
  Net increase in private loan portfolio investments of $22.4 million

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "We are very pleased with our achievements in 2013, a year during which we significantly increased both our total investment income and distributable net investment income over the prior year and generated net realized gains of $6.9 million in our investment portfolio. This investment performance resulted in distributable net investment income which exceeded our regular monthly dividends paid of $1.86 per share by over 15%. We also paid out an additional $0.80 per share in supplemental dividends in 2013, and were also able to increase our net asset value by $1.30 per share, or 7%, from prior year. We believe that this performance shows the benefits of our differentiated investment strategy. Lastly, we also believe that our capital structure at year-end has us positioned very well for continued growth in future periods."

Fourth Quarter 2013 Operating Results

For the three months ended December 31, 2013, total investment income was $33.4 million, a 28% increase over the $26.2 million of total investment income for the corresponding period of 2012. This comparable period increase was principally attributable to (i) a $6.0 million increase in interest income from higher average levels of portfolio debt investments and increased activity in the investment portfolio, (ii) a $0.9 million increase in dividend income from investment portfolio equity investments and (iii) a $0.2 million increase in interest and dividend income from marketable securities and idle funds investments. The $7.2 million increase in investment income in the quarter ended December 31, 2013 includes (i) a $1.8 million decrease in the amount of non-recurring investment income related to accelerated prepayment and repricing activity of certain middle market portfolio debt investments and (ii) a $0.4 million decrease in special dividend activity, in both cases for the fourth quarter of 2013 when compared to the same period in 2012, partially offset by non-recurring fee income in the fourth quarter of 2013 of $0.6 million recognized on the exit of a private loan portfolio investment.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $9.7 million in the fourth quarter of 2013 from $7.3 million for the corresponding period of 2012. This comparable period increase in operating expenses was principally attributable to (i) a $1.2 million increase in interest expense, (ii) higher compensation and related expenses of $0.7 million, primarily as a result of additional personnel when compared to the corresponding period of 2012 and (iii) a $0.5 million increase in other general and administrative expenses. The $1.2 million increase in interest expense was primarily a result of (i) a $1.5 million increase primarily related to the issuance of the 6.125% Notes in April 2013 and (ii) a $0.6 million increase related to a higher average outstanding balance on the Credit Facility, partially offset by a $0.8 million decrease related to the lower amount of outstanding Small Business Investment Company ("SBIC") debentures when compared to the prior year. Share-based compensation expense of $0.9 million was recognized during the fourth quarter of 2013 related to non-cash amortization expense for restricted share grants. The ratio of our total operating expenses, excluding interest expense, as a percentage of our average total assets was 1.8% on an annualized basis for the fourth quarter ended December 31, 2013, compared to 1.8% for the comparable period in the prior year, and was 1.7% for the year ended December 31, 2013, after excluding the effect of $1.3 million of non-recurring, non-cash share-based compensation expense incurred in the third quarter of 2013 associated with the accelerated vesting of the restricted shares of a retiring employee, compared to 1.8% for the prior year.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 26% to $23.7 million, or $0.60 per share, compared with $18.8 million, or $0.58 per share, in the corresponding period of 2012.(1) The increase in distributable net investment income was primarily due to the higher level of total investment income partially offset by higher interest and other operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the fourth quarter ended December 31, 2013 reflects (i) a decrease of approximately $0.06 per share from the comparable period in 2012 attributable to the decrease in the amount of non-recurring investment income related to accelerated prepayment and repricing activity for certain middle market portfolio debt investments, (ii) a decrease of approximately $0.02 per share from the comparable period in 2012 from special dividend activity, (iii) approximately $0.02 per share of non-recurring fee income recognized on the exit of a private loan portfolio investment and (iv) the impact of a greater number of average shares outstanding compared to the corresponding period in 2012 primarily due to the December 2012 and August 2013 follow-on equity offerings.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, was $33.6 million, or $0.84 per share, compared with $30.0 million, or $0.93 per share, in the corresponding period of 2012.(1) The $3.6 million increase was primarily attributable to the $4.9 million increase in total distributable net investment income in the fourth quarter of 2013 compared to the corresponding period of 2012 discussed above, partially offset by the decrease in net realized gain from portfolio investments of $1.3 million (from $11.1 million in the fourth quarter of 2012 to $9.8 million in the fourth quarter of 2013). The $9.8 million net realized gain from portfolio investments in the fourth quarter of 2013 was primarily attributable to a realized gain of $11.3 million on the full exit of two LMM equity investments as discussed above, partially offset by a realized loss of $1.8 million on the full exit of one LMM investment.

The net increase in net assets resulting from operations attributable to common stock during the fourth quarter of 2013 was $21.2 million, or $0.53 per share, compared with $24.5 million, or $0.76 per share, in the fourth quarter of 2012. This $3.3 million decrease from the comparable period in the prior year was primarily the result of a $13.9 million difference in the net change in unrealized depreciation to $14.9 million in the fourth quarter of 2013, compared to $1.0 million for the comparable period in the prior year, partially offset by (i) the $3.6 million increase in distributable net realized income discussed above and (ii) a $7.1 million difference in the income tax provision/benefit for the fourth quarter of 2013 from the comparable period in the prior year. The total net change in unrealized depreciation for the fourth quarter of 2013 of $14.9 million was principally attributable to (i) a $14.7 million net change in unrealized depreciation from portfolio investments and (ii) net unrealized depreciation from marketable securities and idle funds investments of $0.4 million. The $14.7 million net change in unrealized depreciation from portfolio investments for the fourth quarter of 2013 was principally attributable to (i) unrealized depreciation on 8 LMM portfolio investments totaling $28.6 million, partially offset by unrealized appreciation on 26 LMM portfolio investments totaling $21.2 million, (ii) accounting reversals of net unrealized appreciation from prior periods of $9.1 million related to portfolio investment exits and repayments and (iii) 0.4 million of net unrealized depreciation on the private loan portfolio investments, partially offset by (i) $1.1 million of unrealized appreciation on middle market portfolio investments and (ii) $1.1 million of unrealized appreciation on our external investment manager, a wholly owned subsidiary and registered investment advisor formed to provide investment management services to third parties (the "External Investment Manager"). The income tax benefit for the fourth quarter of 2013 of $3.3 million principally consisted of a deferred tax benefit of $5.2 million, primarily related to the unrealized depreciation on several of our portfolio investments, partially offset by other tax provision of $1.8 million, which includes a $0.6 million accrual for excise tax on our estimated spillover taxable income and $1.2 million related to accruals for state and other taxes.

Liquidity and Capital Resources

As of December 31, 2013, we had $34.7 million in cash and cash equivalents, $13.3 million in marketable securities and idle funds investments and $208.0 million of unused capacity under the Credit Facility, which we maintain to support our future investment and operating activities. As of December 31, 2013, our net asset value totaled $792.5 million, or $19.89 per share.

Our Credit Facility contains $445.0 million in total commitments from a diversified group of thirteen participating lenders and has an accordion feature which allows us to increase the total commitments under the facility up to $500.0 million from new or existing lenders on the same terms and conditions as the existing commitments. Borrowings under the Credit Facility bear interest at a rate of LIBOR plus 2.25%. The Credit Facility is provided on a revolving basis through its final maturity date in September 2018, and also contains two, one-year extension options which could extend the final maturity by up to two years, subject to certain conditions, including lender approval. As of December 31, 2013, we had $237.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.4%.

During the fourth quarter of 2013, we obtained new leverage commitments from the U.S. Small Business Administration for SBIC debentures totaling $63.8 million, allowing us to issue new SBIC debentures under the SBIC program in an amount up to the current regulatory maximum amount of $225.0 million. As of December 31, 2013, we had drawn $39.0 million of these commitments, and during the first quarter of 2014, we expect to draw the remaining commitments to the maximum amount of $225.0 million. As of December 31, 2013, we had $200.2 million of SBIC debentures outstanding which bear a weighted average fixed interest rate of approximately 3.8%, paid semi-annually, and mature ten years from original issuance. The weighted average remaining duration for the existing SBIC debentures was approximately 7.3 years as of December 31, 2013.

As of December 31, 2013, we had a total of $90.9 million of the 6.125% Notes outstanding. The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at any time or from time to time at our option on or after April 1, 2018. The 6.125% Notes bear interest at a rate of 6.125% per year payable quarterly on January 1, April 1, July 1 and October 1 of each year. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."

Lower Middle Market Portfolio Information (all as of December 31, 2013) (2)

We had debt and equity investments in 62 LMM companies collectively totaling approximately $659.4 million in fair value with a total cost basis of approximately $543.3 million. Approximately 76% of our LMM portfolio investments at cost were in the form of secured debt investments, and 86% of these debt investments were secured by first priority liens on the assets of the portfolio companies. The weighted average annual effective yield on our LMM portfolio debt investments was 14.7%.(3)

We had equity ownership in 94% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 33%. The fair value of our LMM portfolio company equity investments was approximately 203% of the cost of such equity investments.

Based on information provided by our LMM portfolio companies, which we have not independently verified, the portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.1 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.1 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.3 to 1.0 and 2.9 to 1.0, respectively.

Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.2 as of December 31, 2013 and 2.1 as of December 31, 2012.

Middle Market Portfolio Information (all as of December 31, 2013) (4)

We had middle market portfolio investments in 92 companies collectively totaling approximately $471.5 million in fair value with a total cost basis of approximately $468.3 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than our LMM portfolio companies. The weighted average annual EBITDA for the 92 middle market portfolio company investments was approximately $79.0 million. Our middle market portfolio investments were primarily in the form of debt investments, and approximately 92% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our middle market portfolio debt investments was approximately 7.8%. (3)

Private Loan Portfolio Information (all as of December 31, 2013) (5)

Private loan portfolio investments primarily consist of investments in interest-bearing debt securities in companies that are consistent with the size of companies in our LMM portfolio or our middle market portfolio, but are investments which have been originated through strategic relationships with other investment funds on a collaborative basis.

We had private loan portfolio investments in 15 companies collectively totaling approximately $111.5 million in fair value with a total cost basis of approximately $111.3 million. The weighted average annual EBITDA for the 15 private loan portfolio company investments was approximately $18.4 million. As of December 31, 2013, 95% of our private loan portfolio investments were in the form of debt investments, and 98% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our private loan portfolio debt investments was approximately 11.3%. (3)

External Investment Manager

Beginning on January 1, 2014, we began accruing management fees through our External Investment Manager related to our investment sub-advisory relationship with HMS Income Fund, Inc. ("HMS Income"), and we expect the management fees earned from this relationship will increase through 2014 as HMS Income continues its fund raising and portfolio investment activities. We expect that this relationship will have a positive impact on both our net investment income and net asset value beginning in the first quarter of 2014 and through the remainder of 2014.

Portfolio Quality

As of December 31, 2013, we had two investments on non-accrual status which comprised approximately 2.3% of the investment portfolio at fair value and 4.7% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 111% of the related cost basis as of December 31, 2013.

Fourth Quarter 2013 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, February 28, 2014 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2013 financial results.

You may access the conference call by dialing 480-629-9645 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 7, 2014 and may be accessed by dialing 303-590-3030 and using the passcode 4668389#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Fourth Quarter 2013 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, private loan portfolio investments, other portfolio investments and marketable securities and idle funds investments. LMM portfolio company financial information has not been independently verified by Main Street.

(3) Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(4) All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, private loan investments, other portfolio investments and marketable securities and idle funds investments. Middle market portfolio company financial information has not been independently verified by Main Street.

(5) All private loan portfolio information is calculated exclusive of Main Street's LMM portfolio investments, middle market investments, other portfolio investments and marketable securities and idle funds investments. Private loan portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including, without limitation, our ability to draw the remaining SBIC debenture commitments and the amount of fees earned by the External Investment Manager from HMS Income and the related positive effects for us, involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com / 713-350-6000

Dennard • Lascar Associates
Ken Dennard / ken@dennardlascar.com
Ben Burnham / ben@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 10,959	$ 6,911	$ 34,502	$ 24,752
Affiliate investments	6,059	5,688	23,573	20,340
Non-Control/Non-Affiliate investments	16,109	13,503	57,083	43,766
Interest, fee and dividend income	33,127	26,102	115,158	88,858
Interest, fee and dividend income from marketable securities and idle funds	266	63	1,339	1,662
Total investment income	33,393	26,165	116,497	90,520
EXPENSES:
Interest	(4,892)	(3,664)	(20,238)	(15,631)
Compensation	(3,411)	-	(8,560)	-
General and administrative	(1,406)	(573)	(4,877)	(2,330)
Share-based compensation	(853)	(705)	(4,210)	(2,565)
Expenses reimbursed to Internal Investment Manager	-	(3,095)	(3,189)	(10,669)
Total expenses	(10,562)	(8,037)	(41,074)	(31,195)
NET INVESTMENT INCOME	22,831	18,128	75,423	59,325

NET REALIZED GAIN (LOSS):
Control investments	11,303	-	8,669	(1,940)
Affiliate investments	201	10,715	981	16,215
Non-Control/Non-Affiliate investments	(1,681)	387	(2,705)	865
Marketable securities and idle funds investments	47	42	332	1,339
SBIC debentures	-	-	(4,775)	-
Total net realized gain	9,870	11,144	2,502	16,479
NET REALIZED INCOME	32,701	29,272	77,925	75,804

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	(14,735)	585	16,155	44,704
Marketable securities and idle funds investments	(352)	(5)	(1,652)	(240)
SBIC debentures	209	(1,384)	4,392	(4,751)
Investment in Internal Investment Manager	-	(202)	-	(253)
Total net change in unrealized appreciation	(14,878)	(1,006)	18,895	39,460

INCOME TAXES:
Federal and state income, excise, and other taxes	(1,826)	(1,812)	(3,556)	(2,818)
Deferred taxes	5,170	(1,967)	3,591	(8,002)
Income tax benefit (provision)	3,344	(3,779)	35	(10,820)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	21,167	24,487	96,855	104,444
Noncontrolling interest	-	-	-	(54)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$ 21,167	$ 24,487	$ 96,855	$ 104,390

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.57	$ 0.56	$ 2.06	$ 2.01
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.82	$ 0.91	$ 2.13	$ 2.56
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS ATTRIBUTABLE TO COMMON
STOCK PER SHARE - BASIC AND DILUTED	$ 0.53	$ 0.76	$ 2.65	$ 3.53

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.48	$ 0.45	$ 1.86	$ 1.71
Supplemental dividends	0.25	-	0.80	-
Total	$ 0.73	$ 0.45	$ 2.66	$ 1.71

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	39,762,050	32,292,734	36,617,850	29,540,114

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	December 31, 2013	December 31, 2012

ASSETS

Portfolio investments at fair value:
Control investments	$ 356,973	$ 278,475
Affiliate investments	268,113	178,413
Non-Control/Non-Affiliate investments	661,102	467,543

Total portfolio investments	1,286,188	924,431
Marketable securities and idle funds investments	13,301	28,535

Total investments	1,299,489	952,966

Cash and cash equivalents	34,701	63,517
Interest receivable and other assets	16,054	14,580
Deferred financing costs	9,931	5,162

Total assets	$ 1,360,175	$ 1,036,225

LIABILITIES

SBIC debentures	$ 187,050	$ 211,467
Credit facility	237,000	132,000
Notes payable	90,882	-
Payable for securities purchased	27,088	20,661
Accounts payable and other liabilities	10,549	4,527
Dividend payable	6,577	5,188
Deferred tax liability, net	5,940	11,778
Interest payable	2,556	3,562
Payable to Internal Investment Manager	-	4,066

Total liabilities	567,642	393,249

Commitments and contingencies

NET ASSETS

Common stock	398	346
Additional paid-in capital	694,981	544,136
Accumulated net investment income, net of cumulative dividends	22,778	35,869
Accumulated net realized gain from investments, net of cumulative dividends	(26,334)	(19,155)
Net unrealized appreciation, net of income taxes	100,710	81,780

Total net assets	792,533	642,976

Total liabilities and net assets	$ 1,360,175	$ 1,036,225

NET ASSET VALUE PER SHARE	$ 19.89	$ 18.59

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net investment income	$ 22,831	$ 18,128	$ 75,423	$ 59,325
Share-based compensation expense	853	705	4,210	2,565
Distributable net investment income (1)	23,684	18,833	79,633	61,890
Net realized gain from investments	9,870	11,144	7,277	16,479
Distributable net realized income (1) (2)	$ 33,554	$ 29,977	$ 86,910	$ 78,369

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.60	$ 0.58	$ 2.17	$ 2.10
Distributable net realized income per share -
Basic and diluted (1) (2)	$ 0.84	$ 0.93	$ 2.37	$ 2.65

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.

(2)

Excludes the realized loss recognized in the third quarter of 2013 on the repayment of SBIC debentures issued to MSC II which have been accounted for on the fair value method of accounting under ASC 825, Financial Instruments ("ASC 825").